EXHIBIT 5

Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Ph: (317) 569-9600
Fax: (317) 569-4800

May 24, 2006

Interactive Intelligence, Inc.
7601 Interactive Way
Indianapolis, Indiana 46278

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Interactive Intelligence, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of up to (i) 1,250,000 shares (the “New Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Interactive Intelligence, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and (ii) 3,700,933 shares of the Company’s Common Stock, par value $0.01 per share, which were previously registered in connection with the Company’s 1999 Stock Option and Incentive Plan and the Outside Directors Stock Option Plan (the “Prior Plans”) and which may be offered or sold under the 2006 Plan (the “Additional Shares” and together with the New Shares, the “Shares”).

We have examined the Registration Statement, the Restated Articles of Incorporation and By-Laws of the Company, minutes of the proceedings of the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined Certificates of the Secretary of the Company dated the date hereof (the “Certificates”). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificates) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the 2006 Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/S/ BAKER & DANIELS LLP